Exhibit 99.2

Operator:

Good day, ladies and gentlemen. Welcome to the China Yida Holding Co. 2Q10 earnings conference call. My name is Nicole, and I will be your operator for today.

At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s call, Mr. Crocker Coulson. Please, proceed.

Crocker Coulson:

Thank you, operator. Good morning to those of you joining us from the US and good evening to those of you joining us from China. We would like to welcome all of you to China Yida’s 2010 conference call. With us today on the call are Dr. Minhua Chen, Chairman and CEO of China Yida, Mr. George Wung, the Company’s Chief Financial Officer, and Wei Zhang, Corporate Secretary and VP of Investor Relations, who will be translating for Dr. Chen.

Before I turn this call over to Dr. Chen, I would like to remind our listeners that management’s prepared remarks during this call contain forward-looking statements, which are subject to risks and uncertainties, and management may make some additional forward-looking statements in response to your questions.

Actual results may differ from expectations discussed today, and we would like to refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the SEC.

In addition, any projection as to the Company’s future performance represents management’s estimates as of today, August 23, 2010. China Yida assumes no obligation to update these projections in the future as market conditions change.

With that, it is now my pleasure to turn the call over to China Yida’s Chairman and CEO, Dr. Chen.

Minhua Chen:

Thank you, Crocker. [Speaking in foreign language]

Wei Zhang:

Thank you, Crocker. Welcome everyone, and thank you for joining us today. I am very proud to report another quarter of record results. It has been only a little over a year since we opened our Hua’An Tulou destination to visitors, and launched our “Journey Through China on the Train” program, but already in the 2Q they have made a substantial contribution to the growth of China Yida’s revenue and profit.

The financial highlights for the 2Q include: total net revenue was up 27% to US$16.4 million, net income grew 16.7% to US$8.1 million; earnings per fully diluted share were US$0.41 per share.

Clearly, the fundamentals of our business remain strong. We recently extended our contract to operate the Fujian Educational Television Channel, FETV, for an additional five years. We have re-opened most of the Great Golden Lake’s attractions following the unprecedented flash floods we experienced in June and July. In addition, our newest attraction, Yunding, is on target to open at the end of September, just in time for China’s National Holidays.

During the 2Q we made tremendous strides in executing our strategy to develop the leading portfolio of tourism assets in China by signing new agreements with local governments to develop and manage what we believe will be three exceptional tourism destinations. They include: the Ming Dynasty Entertainment World in the southeast part of Bengbu, Anhui Province; the China Yang-sheng, Nourishing Life, Paradise project, in Zhangshu City, Jiangxi Province; and the “The City of Caves” project, in Fenyi County, Xinyu City, Jiangxi Province.

We are building a team of industry widely known professionals with many years of experience in the industry to support the execution of these projects. China Yida expects these new initiatives to start generating revenue in the end of 2012 and to drive our growth momentum for many years to come.

Before I turn it over to George for a more detailed discussion of our financial and operational results, I would like to make a few comments on our recent change in auditors. We deeply regret the delays in providing relevant documentation that led to BDO’s decision to resign as our auditors. Over the past two weeks, our team has worked exceptionally hard to complete the review of our 2Q financials in collaboration with our new independent auditors Friedman LLP. We are committed to strengthening our financial reporting capabilities in order to support our future growth and meet our obligations as a US public company. We plan to achieve this goal by providing additional training to our existing staff in US GAAP reporting, strengthening our financial team by additional personnel with strong backgrounds in US GAAP accounting, and retaining a highly qualified consulting firm to assist us in improving our internal controls. I want you all to know that we take these issues seriously and will develop a detailed plan to address any weaknesses.

With that, I would like to turn the call over to George, who will go over our business and operating performance in more detail.

George Wung:

Thank you, Mr. Chen and Wei. And thanks to all of you for participating in our 2Q earnings conference call. We are pleased to report a quarter of strong top and bottom line growth.

Just as importantly, we made enormous progress in securing and developing scarce tourism assets that we believe will enable China Yida to replicate the successful model that we have developed at Great Golden Lake and Hua’An Tulou. Our prior track record has established China Yida as an attractive partner to local governments who have unique natural or cultural assets that can be developed into major new centers of tourism, promoting local economic development and feeding the growing demand among Chinese consumers for unique travel and tourism experiences. As a result, we were able to secure three new development agreements that provide China Yida with 40-year exclusive management contracts and substantial land banks in the surrounding areas that we can either develop or monetize so as to generate value for our shareholders.

During the quarter, our total revenue grew by 27% to US$16.4 million, compared with US$12.9 million in the 2Q09. Our media segment’s revenues grew 18% to US$9.3 million in the 2Q, while gross margin improved to 79.5%, as compared to 76% in the 2Q09. Advertising revenue from FETV during the 2Q10 was approximately US$7.9 million, roughly unchanged year over year. Revenues from our ‘Journey through China on the Train’ infomercial program generated US$1.4 million in revenue for the quarter, as compared to no revenues a year ago. We are seeing increased advertiser interest in our railway media program and we remain optimistic with the outlook for future growth.

Our tourism business delivered revenue growth of 41% year over year to US$7 million, with gross margin of 83%, as compared to 88.5% in the prior year period. For the quarter ended June 30th, 2010, Great Golden Lake accepted approximately 200,000 visitors and generated US$5.4 million in revenues, compared to 180,000 visitors and US$5 million revenues a year ago.

As we previously announced, Great Golden Lake was closed twice for a total of 28 days starting on June 19th, 2010, following two successive periods of severe flooding. Our team has worked very hard to restore the facilities. Four of our five attractions there, including Golden Lake, Zhuangyuan Rock, Luohan Mountain, and Taining Old Town, have been re-opened and we expect to re-open Shangqing River in the first half of September. We estimate that the flooding will result in approximately US$2.2 million of lost revenues in 2010, of which US$600,000 was incurred in the 2Q.

Hua’An Tulou accepted 85,000 visitors, and contributed revenue of US$1.65 million in the 2Q, less than a year after China Yida began managing this important cultural site.

Gross profit for the Company’s consolidated operations was US$13.3 million in the 2Q10, compared to US$10.4 million for the comparable period of 2009. Gross margin for the quarter was 81%, in line with 80.7% in the same period of last year.

Total operating expense was US$2.3 million, up 22.5% from a year ago quarter. The increase in operating expenses was necessary to support the expansion of our business, including the launch of our railway media program as well as Hua’An Tulou and Yunding tourist parks.

Operating income grew by 28% to US$11 million, compared with US$8.6 million a year ago. Operating margin for the 2Q10 was 67.1%, compared with 66.3% for the 2Q09.

Net income for the 2Q10 was US$8.1 million, or US$0.41 per diluted share, compared with a net income of US$7 million, or US$0.39 per diluted share in the 2Q09. Net margin for the quarter was 49.6%, as compared to 53.9% in the 2Q09, primarily due to a higher effective tax rate of 26.3%, as compared to 18.7% in the prior year quarter. The comparatively higher effective tax rate was because of the adjustment in deferred income tax in the 2Q10.

As of June 30, 2010, the Company reported US$30.4 million in cash and cash equivalents. Our working capital was US$30.5 million with a current ratio of 6.1. The Company had US$125.8 million in shareholders’ equity compared to US$77.7 million at the end of 2009.

We generated US$18.3 million in cash flow from operating activities for the first six months of 2010 and spent US$20.5 million on capital expenditures for the construction of Yunding Park and Hua’An Tulou.

We believe that our strong cash position and cash flow from operations position China Yida to fund significant growth organically.

We also budgeted US$63 million for the construction of Phase 1 of our three newly signed tourism projects in Anhui Province and Jiangxi Province, which will be mainly incurred in 2011 and 2012. We believe the current cash and operating cash flow from our existing assets will be sufficient to fund the initial phase of these projects. As we move into Phase 2 in 2012 we will evaluate alternative sources of funds, which may include loans from local banks collateralized with our land bank and other real estate assets.

Looking to the 2011, we expect to deliver another year of strong top and bottom-line growth, driven by solid performance from our existing assets and the launch of Yunding Park.

In the 2011 we expect organic growth in the range of 5% to 10% in advertising revenues from FETV, as well as approximately US$4.8 million in revenues from our railway media program.

We expect a record high volume of visitors to the Great Golden Lake during China’s National Holiday, following the decision by UNESCO’s World Heritage Committee to place “China Danxia” as a natural site on UNESCO’s World Heritage List on August 1st. Great Golden Lake, Shangqing River, and Zhuangyuan Rock are all part of this “China Danxia” site and have been well publicized in the Chinese media recently, resulting in a high degree of visitor interest.

In addition, the expressway connecting Wuyi Mountain and the Great Golden Lake is expected to be completed and put into use by September 2010. This should benefit traffic to the Great Golden Lake destination, as Wuyi Mountain attracts approximately 2 million visitors per year.

The Yunding Park remains on target to open in September 2010 just in time for China’s National Holiday. In recent months we were able to make significant progress in preparing our Yunding tourist attraction, which will provide visitors with a unique mountain top experience that combines a range of natural wonders and cultural activities – all within a short driving distance of the capital of Fujian province.

With these positive developments in the background we expect total revenue for 2010 to be in the range of US$67 million to US$68 million and net income in the range of US$32 million to US$33 million.

In summary, China Yida is exceptionally well positioned to take advantage of the growth of the tourism and media industries in China, driven by Chinese consumers’ new found interest in travel, strong government support for the tourism industry, and limited supply of premium tourism assets. With several important catalysts expected in the 2H of the year and have laid the groundwork for many years of continued growth with our three new projects, Ming Dynasty Entertainment World, China Yang-sheng Paradise, and The City of Caves.

With that, I would now like to open the call to your questions. Operator?

Ping Luo, Global Hunter Securities:

Thank you for taking my questions. My first question is regarding the change of auditor. I would like to know what documents were not able to submit on time that have caused the auditors to leave.

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

Chairman Chen answered, first, the FETV’s surveillance reports, and the second document is the profit sharing receipts with the local government for Great Golden Lake.

Ping Luo:

OK. I will move forward to my second question. In terms of the flood and rain in the 2Q and 3Q, you just finished the revenue loss from the Great Golden Lake, looks like it is about US$2 million in the 3Q. I want to confirm that number. Basically I would like to see how the rain is affecting the number of visitors in the 3Q and what is the estimate of the revenue loss from flood and rain in this quarter.

Wei Zhang:

The total loss of the revenue will be US$2.2 million; US$600,000 loss will be contributed to the 2Q.

And wait, I will translate the question to the Chairman.

Minhua Chen:

[Speaking in foreign language]

Ping Luo:

OK. Thank you. In your balance sheet you have US$65 million contruction in progress. I would like to know what is included in here. Looks like it is mostly Yunding, because the other projects have not really started, Ming Dynasty and Yang-sheng Paradise.

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

I am translating what our Financial Controller Yongxi Ling said. As Ping mentioned, the construction in progress is approximately about US$65 million, and US$50 million out of the US$65 million is for Yunding, and there is US$3 million for Tulou, and approximately the remaining US$2 million for other constructions in progress.

Ping Luo:

Thank you. My last question is about the FETV. You announced that you renewed contract with the local TV station for another five years; of course, with increased fee paid to them every year. Right now your gross margin for FETV is about 79%, 80%. With this increase, what the gross margin will be for FETV in the next few years?

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

OK. Chairman’s comments to answer Ping Luo’s question, he said that the gross profit for FETV will probably remain at 75%, and for the 2H10 the investment cost for FETV will go up because we are preparing for another phase, we will reprogram.

Ping Luo:

OK. Thank you very much.

Lan Lan Xu, Huamei 21st Century:

Hi. I have two questions. First, I see that visitors to the Great Golden Lake increased, so I want (to know) what is the original estimate for the research in the 2Q?

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Lan Lan Xuo:

[Speaking in foreign language]

Wei Zhang:

The Chairman commented that losses for the 2Q, as George mentioned, is approximately US$600,000. That is for the ticket revenue losses.

Lan Lan Xuo:

And the second question is about the Tulou. In the 2Q visitors also increased a lot. I saw on your release that the government proposes to use unified slogans for all the Tulous in Fujian province since October. So, I want to know what your comments are on that.

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

Chairman commented that this will benefit our Hua’An Tulou since the Chairman Hujin Tao visited the Fujian Tulou in this year. Fujian Tulou (reputation) grew significantly nationwide, and when the Tulou groups are combined together to apply for the World Heritage Sites, the unified slogans will actually strengthen our operation for Hua’An Tulou.

Lan Lan Xuo:

OK. And the third question is, can you provide any update on the planning of the three new projects? [Speaking in foreign language]

Minhua Chen:
=-
[Speaking in foreign language]

Wei Zhang:

OK. The Chairman’s comments are that all new three projects are going well as planned, especially that we have full support from the local government to our own (business). Right now, for all the projects we are in the phase of submitting documents to agencies and documentations for applying for licenses and permits.

Lan Lan Xuo:

OK. And as a fourth question, as you mentioned that at the end of this year for FETV you would have a new report; so can you provide any color on that? [Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

Chairman commented that the reprogramming is to provide better content and the content that the viewers want to watch nowadays, especially we have had a very well-known channel manager, and we invited him to manage our FETV channel and to be in charge of this reprogramming. We believe under his supervision our new program in FETV will attract more viewers, I think.

Lan Lan Xuo:

OK. And the last question is about your P&L. I see that the SG&A increased quarter over quarter and year over year. So, looking forward, can you provide what the percentage of SG&A is? [Speaking in foreign language]

George Wung:

[Speaking in foreign language]

Wei Zhang:

I am translating the Financial Controller, Mr. Wung’s answers. He said that most of our operations and SG&A costs will grow accordingly but at a lower rate than the growth of the top line. And he also commented that there are some costs associated with the United States capital market side of the costs, which is added to the SG&A and this is why, Lan Lan, you see the SG&A costs went up.

Lan Lan Xuo:

OK. Those were my questions. Thank you very much. [Speaking in foreign language]

Ping Luo, Global Hunter Securities:

Thank you. A follow-up question regarding your specific procedure to improve your internal control. When will the consulting firm be hired to come in to monitor your internal control procedures and to help improvements?

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

OK. The Chairman’s comment is that we have already been interviewing a couple of consulting firms and we expect that they will be working on this very soon.

Ping Luo:

OK. Thank you.

Peter Siris, Huamei 21st Century:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Peter Siris:

[Speaking in foreign language] I do not know the impact on anybody else, but there was no, you might mention to Crocker, if you are there, that we never got a notice of the conference call. So, I just wonder if other people may have also missed the notice.

I just want to say thanks for explaining the problem with the auditors. I wanted to ask about the new projects; have the details of the new projects been finalized?

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

Peter, I am going to translate Chairman Chen’s answer. I am not sure it will specifically answer your question. He mentioned first about four of the new projects, we will conduct a series of researches on the new project before the engagement. And second, for the new method of marketing and the way we kind of package the sites, which has already been done.

The third, the new projects, the unique character of each project have already been down, and the market method has been down in. And Chairman Chen spoke too long, I missed –

Peter Siris:

It is OK. (Speaking in foreign language]

Let me ask you this question: in several of the new projects, are you guys actually going to have some land that you can develop?

Wei Zhang:

Sorry. I missed… Some what?

Peter Siris:

As I understand, … which you just have a tourist attraction. But as I understand, in a couple of these new projects you will also have land that you can develop for various things, or sell, or do something like that? Am I correct in that or am I wrong?

Wei Zhang:

Let me ask Chairman Chen. [Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

Peter, to answer your question, Chairman separated this in two parts to answer your question. The first part, we do have land use rights for tourism purposes. And second, we do have land granted by the Government to be complementary to the tourism attractions, which potentially could be developed, for example, for tourism real estate.

Peter Siris:

Let me ask this: for example, let us just take Bengbu as an example. How much land do you have in Bengbu that you could develop for tourism real estate? Let us just take that one area.

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

OK. Chairman Chen commented on the Bengbu projects. Some of the Bengbu projects, according to the contracts there is a 250 MU that could be developed into villa for the tourism real estate, which is complementary to the entire piece of projects. The land for the entire Bengbu projects is 5,000 MU.

So, this 250, we think the rest of the land is for tourism, they are sort of working for this potential real estate project, and to make the real estate project will be relatively more attractive if we have merge into the attractions.

Peter Siris:

Absolutely. One last question: a couple of these projects could be very large projects. And I am wondering at some point will you give us a view list of sort of what the long-term plan scope of these projects is?

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Wei Zhang:

The Chairman commented that at some point we will be able to discuss with you and other investors the long-term view of our projects. And he also commented that for the first phase of our three new projects, our internal cash flow, including the revenues generated by our existing operations, will be sufficient to develop the Phase 1 for all of the three new projects. [We may consider the possibility of securing loans from Chinese domestic banks to finance the three new projects after the completion of Phase 11]

Peter Siris:

Thank you very much. I appreciate it.

Operator:

There are no questions at this time. I would now like to turn the call back over to management for any closing remarks.

Crocker Coulson:

Sure. So, may want to give one last chance for listeners to ask questions. If we do not have anymore we will wrap up.

Operator:

There are no questions at this time, sir.

Crocker Coulson:

OK, great. We want to thank everyone for your participation on the call, and for all the thoughtful questions that you asked. We encourage any of you coming to China to come out and visit Great Golden Lakes, now that it is reopened. And we also will be announcing details on the launch of Yunding and encourage any of you, again, coming to China, to visit that facility as well once it is open.

If any of you have follow-up questions that you would like to take offline, we will be more than happy to arrange a call with management.

Thank you all for your participation and this now does conclude China Yida’s 2Q10 earnings conference call. Thank you.

Wei Zhang:

[Speaking in foreign language]

Minhua Chen:

[Speaking in foreign language]

Operator:

Thank you. This concludes today’s conference. You may now disconnect.
____________________
1 Translation of Mr. Chen’s remark omitted in the earning conference call and inserted herein.

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